Exhibit 99.1        Press Release dated February 7, 2022

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2021 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 7, 2022 -

●	Fourth quarter net sales of $418.6 million increased 42.4% year-over-year
●	Fourth quarter net income per diluted share of $1.61 increased 136.8% year-over-year
●	Declared a $0.25 per share cash dividend
●	2021 net sales of $1.57 billion increased 24.1% year-over-year
●	2021 net income per diluted share of $6.12 increased 43.3% year-over-year
●	Announced agreement to acquire European building products supplier solutions company Etanco Group for $818 million(1) (€725 million).
Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2021. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).
All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended December 31, 2021 with the quarter ended December 31, 2020 or the fiscal year ended December 31, 2021 with the fiscal year ended December 31, 2020.

2021 Fourth Quarter Financial Highlights

•Consolidated net sales of $418.6 million increased 42.4% from $293.9 million.
◦North America net sales of $373.2 million increased 49.8% from $249.1 million, primarily due to product price increases throughout 2021 in an effort to offset rising material costs as well as higher sales volumes. Canada's net sales increased primarily due to higher sales volumes and were positively impacted by foreign currency translation.
◦Europe net sales of $41.4 million decreased 1.0% from $41.8 million due to the negative effect of approximately $1.0 million in foreign currency translation, while in local currencies Europe net sales increased slightly,

•Consolidated gross profit of $198.3 million increased 60.3% compared to $123.7 million. Consolidated gross margin increased to 47.4% from 42.1%.
◦North America gross margin increased to 49.3% from 43.2%, primarily due to the aforementioned product price increases, partly offset by an increase in material costs as a percentage of net sales.
◦Europe gross margin decreased to 31.2% from 35.3%, primarily due to higher material, labor and factory & tooling costs as a percentage of net sales.

•Consolidated income from operations of $97.1 million increased 146.0% compared to $39.5 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses including cash profit sharing, sales commissions and stock-based compensation expense resulting from favorable operating performance in the fourth quarter. Consolidated operating margin increased to 23.2% from 13.4%.
◦North America income from operations of $97.7 million increased 170.4% compared to $36.1 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses including cash profit sharing, sales commissions and stock-based compensation, primarily for favorable operating performance.
◦Europe reported a loss from operations of $1.5 million compared to income from operations of $1.3 million, primarily due to lower gross profit.

•The Company's effective income tax rate decreased to 25.0% from 25.6% primarily due to the release of foreign valuation allowances in 2021.

•Interest income (expense), net and other, includes professional fees of $2.3 million associated with the Etanco transaction.

•Net income was $69.8 million, or $1.61 per diluted share, compared to net income of $29.6 million, or $0.68 per diluted share.

•Cash flow provided by operating activities decreased approximately $48.8 million from $78.0 million to $29.2 million primarily from increases in working capital offset by the increase in net income.

•Cash flow used in investing activities decreased approximately $0.7 million to $17.6 million from $18.3 million primarily due to higher acquisitions of intangible assets offset by lower capital expenditures. Capital expenditures were $12.5 million compared to $17.0 million.

2021 Full-Year Financial Highlights

•Consolidated net sales of $1.57 billion increased 24.1% from $1.27 billion, primarily due to product price increases that took effect throughout 2021 in an effort to offset rising material costs as well as higher sales volumes. Consolidated net sales were positively affected by approximately $14.2 million in foreign currency translation related mostly to Europe's and Canada's currencies strengthening against the United States dollar.

•Consolidated gross profit of $755.0 million increased 31.0% compared to $576.4 million. Consolidated gross margin increased to 48.0% from 45.5%, primarily due to the aforementioned product price increases partially offset by an increase in material costs.

•Consolidated income from operations of $367.8 million increased 45.7% compared to $252.4 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses including cash profit sharing, sales commissions and stock-based compensation as a result of favorable operating performance. Consolidated operating margin increased to 23.4% from 19.9%.

•The Company's effective income tax rate increased to 25.7% from 25.1% primarily due to a decrease in tax benefits associated with stock-based compensation.

•Net income was $266.4 million, or $6.12 per diluted share, compared to net income of $187.0 million, or $4.27 per diluted share.

•Cash flow provided by operating activities decreased $56.3 million from $207.6 million to $151.3 million primarily from increases in working capital offset by the increase in net income.

•Cash flow used in investing activities increased approximately $19.0 million to $58.8 million from $39.9 million. Capital expenditures increased to $43.7 million from $37.9 million.

Management Commentary

“I’m extremely pleased with our financial and operational performance in 2021,” commented Karen Colonias, Chief Executive Officer of Simpson Manufacturing Co., Inc. “Despite the challenging macroeconomic landscape resulting from ongoing global supply chain constraints, increasing steel costs and availability as well as a tight labor market, we continued to deliver on the key elements of our business model to meet our customers’ needs. As a result, we generated strong full-year net sales of $1.57 billion and earnings of $6.12 per diluted share with sales growth supported by the implementation of four price increases throughout the year in an effort to offset rising steel costs. Our sales were further supported by mild winter weather conditions and higher sales volumes throughout our various distribution channels, including increased sales in Europe due in part to foreign exchange, price and volume increases."

Ms. Colonias continued, “We remain on track to achieve our Company ambitions and strategic growth initiatives by 2025 after making solid traction throughout the year on expansion into five key markets – OEM, R&R/DIY, mass timber, concrete and structural steel. In late December, we announced another growth driver for Simpson, the acquisition of Etanco Group, a leading designer, manufacturer and distributor of fixing and fastening solutions for the building construction market throughout Europe. Etanco’s business model and core product offering align perfectly with Simpson and will support growth in our European business, including expansion into new geographies, sales channels and commercial building offerings.”

Corporate Developments

•On November 18, 2021, the Company's Board of Directors authorized the Company to repurchase up to $100.0 million of the Company's common stock, effective January 1, 2022 through December 31, 2022.

•On January 20, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share. The dividend will be payable on April 28, 2022 to the stockholders of record as of April 7, 2022.

•Effective January 20, 2022, Mike Olosky, the Company’s Chief Operating Officer ("COO") was promoted to President and COO. Karen Colonias, who previously served as the Company’s President and Chief Executive Officer ("CEO") will continue to serve as CEO.

•On January 26, 2022, the Company signed a securities purchase agreement to acquire Etanco Group for a purchase price of $818 million(1) (€725 million). The acquisition is expected to close on April 1, 2022.

Business Outlook

Based on business trends and conditions as of today, February 7, 2022, the Company's outlook (excluding Etanco) for the full fiscal year ending December 31, 2022 is as follows:

•Operating margin is estimated to be in the range of 17.5% to 19.0%.

•The effective tax rate is estimated to be in the range of 25.5% to 26.5%, including both federal and state income tax rates and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $65 million to $70 million.

While the magnitude and duration of the COVID-19 pandemic and its impact on general economic conditions remain uncertain, the Company continues to monitor the impact of the pandemic on its operations and financial condition, which was not significantly adversely impacted in fiscal 2021. Please note that ongoing uncertainties surrounding the impact of the COVID-19 pandemic on the Company’s business, which may include the economic impact on its operations, raw material costs, consumers, suppliers, vendors, and other factors outside of its control, may have a material adverse impact on the Company’s financial outlook.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s fourth quarter and full-year 2021 financial results conference call on Monday, February 7, 2022, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1523870&tp_key=8aafef848d or a link on the Investor Relations section of the Company’s website at https://ir.simpsonmfg.com/events-and-presentations. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, February 21, 2022, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13726283. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing carbon & glass fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SE. To view these filings, visit the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the consummation of the acquisition of Etanco Group and the timing thereof, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of the COVID-19 pandemic on our operations and supply chain, and the operations of our customers, suppliers and business partners, as well as those discussed in the :Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of such risks and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Footnotes
(1) Reflects EUR to USD exchange rate based on binding offer agreed upon as of December 22, 2021.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$418,556	$293,897	$1,573,217	$1,267,945
Cost of sales	220,286	170,222	818,187	691,561
Gross profit	198,270	123,675	755,030	576,384
Operating expenses:
Research and development and engineering expense	16,060	12,947	59,381	50,807
Selling expense	35,951	27,760	135,004	112,517
General and administrative expense	49,409	43,633	193,176	161,029
Total operating expenses	101,420	84,340	387,561	324,353
Gain on disposal of assets	(212)	(123)	(324)	(332)
Income from operations	97,062	39,458	367,793	252,363
Interest income (expense), net and other	(3,984)	403	(9,244)	(2,799)
Income before taxes	93,078	39,861	358,549	249,564
Provision for income taxes	23,280	10,223	92,102	62,564
Net income	$69,798	$29,638	$266,447	$187,000
Earnings per common share:
Basic	$1.62	$0.68	$6.15	$4.28
Diluted	$1.61	$0.68	$6.12	$4.27
Weighted average shares outstanding:
Basic	43,218	43,501	43,325	43,709
Diluted	43,437	43,647	43,532	43,841
Other data:
Depreciation and amortization	$9,285	$8,679	$42,477	$38,767
Pre-tax equity-based compensation expense	4,324	4,047	17,715	13,506

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2021	2020
Cash and short-term investments	$301,155	$274,639
Trade accounts receivable, net	231,021	165,128
Inventories	443,756	283,742
Other current assets	22,903	29,630
Total current assets	998,835	753,139
Property, plant and equipment, net	259,869	255,184
Operating lease right-of-use assets	45,438	45,792
Goodwill	134,022	135,844
Other noncurrent assets	45,961	42,610
Total assets	$1,484,125	$1,232,569
Trade accounts payable	$57,215	$48,271
Other current liabilities	187,387	145,790
Total current liabilities	244,602	194,061
Operating lease liabilities, net of current portion	37,091	37,199
Deferred income tax and other long-term liabilities	18,434	20,366
Stockholders' equity	1,183,998	980,943
Total liabilities and stockholders' equity	$1,484,125	$1,232,569

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2021	2020	change *	2021	2020	change *
Net Sales by Reporting Segment
North America	$373,230	$249,131	49.8%	$1,362,941	$1,101,891	23.7%
Percentage of total net sales	89.2%	84.8%		86.6%	86.9%
Europe	41,429	41,836	(1.0)%	196,996	156,713	25.7%
Percentage of total net sales	9.9%	14.2%		12.5%	12.4%
Asia/Pacific	3,897	2,930	33.0%	13,280	9,341	42.2%
Percentage of total net sales	0.9%	1.0%		0.8%	0.7%
Total	$418,556	$293,897	42.4%	$1,573,217	$1,267,945	24.1%
Net Sales by Product Group**
Wood Construction	$364,852	$248,366	46.9%	$1,361,113	$1,082,877	25.7%
Percentage of total net sales	87.2%	84.5%		86.5%	85.4%
Concrete Construction	53,363	45,332	17.7%	210,780	184,631	14.2%
Percentage of total net sales	12.7%	15.4%		13.4%	14.6%
Other	342	199	N/M	1,324	437	N/M
Total	$418,556	$293,897	42.4%	$1,573,217	$1,267,945	24.1%
Gross Profit by Reporting Segment
North America	$184,067	$107,517	71.2%	$681,137	$517,380	31.7%
North America gross profit margin	49.3%	43.2%		50.0%	47.0%
Europe	12,935	14,754	(12.3)%	69,164	55,541	24.5%
Europe gross profit margin	31.2%	35.3%		35.1%	35.3%
Asia/Pacific	1,312	1,450	N/M	4,902	3,477	N/M
Administrative and all other	(44)	(46)	N/M	(172)	(14)	N/M
Total	$198,270	$123,675	60.3%	$755,030	$576,384	31.0%
Income (Loss) from Operations
North America	$97,653	$36,117	170.4%	$359,140	$249,252	44.1%
North America operating profit margin	26.2%	14.5%		26.4%	22.6%
Europe	(1,522)	1,296	217.4%	14,160	8,396	68.7%
Europe operating profit (loss) margin	(3.7)%	3.1%		7.2%	5.4%
Asia/Pacific	252	468	N/M	1,193	308	N/M
Administrative and all other	679	1,577	N/M	(6,699)	(5,593)	N/M
Total	$97,062	$39,458	146.0%	$367,793	$252,363	45.7%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400